FIFTH AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS FIFTH AMENDMENT dated as of October 28, 2014, to the Transfer Agent Servicing Agreement, dated as of September 12, 2007, as amended April 20, 2010, April 25, 2013, October 24, 2013 and March 3, 2014 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the “Trust”) on behalf of its series, the GENEVA ADVISOR FUNDS, (the “Funds”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the Geneva Advisors Emerging Markets Fund; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ John P. Buckel	By: /s/ Michael R. McVoy

Name: John P. Buckel	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Amended Exhibit A to the Fund Accounting Servicing Agreement –
Trust for Professional Managers - Geneva

Fund Names

Name of Series	Date Added

Geneva Advisors All Cap Growth Fund
Geneva Advisors Equity Income Fund
Geneva Advisors International Growth Fund
Geneva Advisors Small Cap Opportunities Fund
Geneva Advisors Emerging Markets Fund	on or after October 28, 2014